UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

December 21, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously disclosed, Metaldyne Corporation ("Metaldyne") has entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 27, 2006, by and among Metaldyne, Asahi Tec Corporation, a Japanese corporation (“Asahi Tec”), and Argon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Asahi Tec (“Acquisition Sub”), pursuant to which Acquisition Sub will merge into Metaldyne (the “Merger”) and Metaldyne, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of Asahi Tec. The following includes certain information concerning the status of certain conditions in the Merger Agreement, as set forth in the information statement/proxy statement referred to below.

Closing of the Merger is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement and related documents, including the mailing of an information statement/proxy statement at least 20 days prior to closing, the receipt of consents from holders of Metaldyne’s outstanding notes, receipt of financing contemplated by existing commitments, the receipt of a consent from Asahi Tec’s lenders, a condition requiring either certain corporate debt ratings be achieved or that the interest rate of the new term loans being incurred by Metaldyne in connection with the Merger not exceed a certain amount, the closing of the private placements of Asahi Tec equity securities to those Metaldyne stockholders that have agreed to reinvest their Merger proceeds (the “principal company stockholders”), the absence of a material adverse effect on the Company, the accuracy of representations and warranties made at signing as though made at closing (with certain materiality qualifications), compliance with covenants in the Merger Agreement and the receipt of U.S., Japanese and other foreign regulatory approvals.

On December 21, 2006, Metaldyne mailed a definitive information statement/proxy statement to its common stockholders with respect to the Merger and certain other matters. If all conditions to the Merger are satisfied or waived, the Merger is expected to be effected on or about January 10, 2006.

On December 18, 2006, Metaldyne received the requisite consents from holders of a majority of each of its 11% senior subordinated notes due 2012 and 10% senior notes due 2013 with respect to the note indenture modifications required by the terms of the Merger Agreement, as contemplated by agreements previously signed by members of steering committees representing a majority of the beneficial holders of such notes. Consequently, on December 19, 2006, Metaldyne and the trustees under the indentures governing these notes executed the supplemental indentures that will become operative upon the consummation of the Merger.

The syndication of the Metaldyne financing for the Merger and related transactions is proceeding and the requisite corporate ratings have been obtained. The corporate credit ratings meet the requirements of the Merger Agreement. In addition, the anticipated interest rate on the new term loans to be incurred in connection with the Merger are expected to be below the maximum level set forth in the Merger Agreement. Accordingly, the condition relating to corporate debt ratings and the new term loan costs is expected to be satisfied absent a change in expected ratings or interest rate. In addition, it is expected that the new term loan will be increased by $15.0 million and that, consequently, revolver borrowings at closing will be reduced by a corresponding amount. The financing commitments for Metaldyne, which have been made publicly available, remain subject to the satisfaction or waiver of the conditions set forth therein.

Metaldyne has been informed by Asahi Tec that it is proceeding with efforts to put in place the financing at the Asahi Tec level and replace its existing credit facilities on a basis that will permit the Merger to proceed. This has not yet been accommplished.

All material U.S, Japanese and foreign regulatory approvals have been obtained.

As disclosed in the information statement/proxy statement, Metaldyne recently became aware of certain matters that should have been made the subject of exceptions to its representations and warranties, but were not at the time of signing. Based on available information, Metaldyne and Asahi Tec are continuing to proceed with the Merger. Specifically, Metaldyne recently became aware of purported arrangements under which it may be asserted that, as a result of the Merger, Metaldyne may be obligated to accelerate funding and payment of actuarially determined amounts owing to four former executives under a supplemental executive retirement plan (the "SERP"). These four former executives are in addition to three other former executive whose purported accelerated funding rights under the SERP were known and disclosed. Metaldyne had accrued the underlying SERP obligation for all seven former executive on its reported balance sheet, but was unaware of the purported accelerating arrangements with respect to these four additional former executives. Metaldyne estimates that the cost to fund the liabilities for these seven former executives on an accelerated basis would not be more than approximately $8.5 million, which is net of approximately $7.7 million that TriMas would be obligated to reimburse under the 2002 TriMas sale agreement. Metaldyne continues to review these matters.

The foregoing is not an exhaustive summary of the conditions set forth in the Merger Agreement and their status. The parties are working towards completing the actions required for closing the Merger on or about January 10, 2007. Many of the conditions to closing are beyond Metaldyne’s control and there can be no assurance that the conditions to the Merger Agreement will be satisfied or waived, including those in related documents such as the commitment letters for the new debt financing (including with respect to matters as to which the parties may themselves be satisfied) and the stock purchase agreements relating to the reinvestment of Merger proceeds.

* * * *
Information regarding the participants and their interests in the solicitation discussed above is set forth in the Definitive Information Statement on Schedule 14C, Definitive Proxy Statement on Schedule 14A and Schedule 13E-3 filed by Metaldyne with SEC on December 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2006

METALDYNE CORPORATION

By:   /s/ Jeffrey M. Stafeil
         Name:  Jeffrey M. Stafeil
         Title:    Executive Vice President
                      and Chief Financial Officer